News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER 2020 EARNINGS PER SHARE OF $0.47 COMPARED TO $0.68 FOR THIRD QUARTER 2019

Third quarter includes closing of the Bank of Akron transaction, issuance of $57.8 million of preferred stock and a material reduction in COVID-19 related loan forbearances

Clearfield, Pennsylvania – October 20, 2020

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the third quarter ended September 30, 2020.

Joseph B. Bower, Jr., President and CEO, stated, “While we continued to support our customers and communities through these challenging times, CNB also accomplished the integration of Bank of Akron and the completion of our preferred stock offering. Both initiatives will provide the support needed to achieve our long-term objectives. I couldn't be more pleased with our employees, clients and communities efforts to help each other succeed through the pandemic. Our positive financial results are a clear reflection of these efforts by all.”

Summary

•Net income was $7.8 million, or $0.47 per diluted share, for the quarter ended September 30, 2020, and $24.8 million, or $1.57 per diluted share, for the nine months ended September 30, 2020. Income before provision expense and income taxes was $13.1 million and $42.4 million, for the three months and nine months ended September 30, 2020, respectively.

•Excluding after-tax merger costs, prepayment penalties and branch closure costs discussed below, net income was $11.6 million, or $0.70 per diluted share, for the three months ended September 30, 2020, compared to $10.4 million, or $0.68 per diluted share, for the same period in 2019, reflecting increases of $1.2 million, or 11.9%, and $0.02 per diluted share, or 2.9%.

•At October 20, 2020, the Corporation had $187.4 million of COVID-19 related deferred loan payments for its commercial and consumer customers, or 5.6% of total loans, down from $626.0 million, or 20.7% of total loans, at June 30, 2020.

•On July 17, 2020, the Corporation closed its acquisition of Bank of Akron (OTC: BARK), whose franchise merged with and into CNB Bank and whose business operates as part of the BankOnBuffalo division. The transaction added approximately $319.1 million in loans and $419.5 million in deposits, including the estimated fair value adjustments, to the Corporation’s balance sheet.

•During the third quarter of 2020, the Corporation also completed its public offering of 2,415,000 preferred stock depository shares, resulting in net proceeds of $57.8 million. The Corporation intends to use the net proceeds from the offering for general corporate purposes, which may include working capital and the funding of organic growth or potential acquisitions.

Earnings Performance Highlights

•The third quarter of 2020 includes costs related to the Corporation’s completion of its acquisition of Bank of Akron, whereby Bank of Akron merged with and into CNB Bank. In addition, during the third quarter the Corporation incurred costs related to its closure of three CNB branches and the prepayment of $30.0 million in borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”). The cumulative after-tax impact of the merger-related costs, prepayment penalties and branch closures costs was approximately $3.8 million, or $0.23 per diluted share, for the three months ended September 30, 2020, and $4.3 million, or $0.27 per diluted share, for the nine months ended September 30, 2020.

•Excluding after-tax merger costs, prepayment penalties and branch closure costs, net income was $29.2 million, or $1.85 per diluted share, for the nine months ended September 30, 2020, compared to $29.6 million, or $1.94 per diluted share, for the same period in 2019, reflecting decreases of $431 thousand, or 1.5%, and $0.09 per diluted share, or 4.9%. Net income for the third quarter and first nine months of 2020 was impacted by a higher level of provision expense, as discussed below.

•Excluding merger costs, prepayment penalties and branch closure costs, income before provision expense and income taxes was $17.7 million for the quarter ended September 30, 2020, an increase of approximately $3.0 million, or 20.5%, from the same period in 2019. For the nine months ended September 30, 2020, excluding the impact of merger, prepayment penalties and branch closure costs income before provision expense and income taxes was $47.6 million, representing an increase of approximately $6.5 million, or 15.9%, from the same period in 2019.

Balance Sheet and Liquidity Highlights

•Loans totaled $3.3 billion as of September 30, 2020, reflected an increase of $596.3 million, or 21.7%, from September 30, 2019, as a result of $319.1 million of acquired loans from Bank of Akron, net of fair value adjustments, $223 million in Paycheck Protection Program ("PPP") loans, net of deferred PPP processing fees and $54.2 million, or 2.0%, as a result of increases in commercial real estate loans, primarily within our Erie and Buffalo regions.

◦Compared to December 31, 2019, total loans increased approximately $541.8 million, primarily as a result of the acquired loans from Bank of Akron and PPP-related loans.

•Deposits totaled $4.0 billion as of September 30, 2020, increased $1.1 billion, or 40.0%, from September 30, 2019, as a result of $419.5 million of acquired deposits from Bank of Akron, net of fair value adjustments, an estimated $231 million in PPP deposits and $496.6 million, or 17.3%, of increases in deposits across all our regions, as well as in our Private Banking division.

◦Compared to December 31, 2019, total deposits increased approximately $920.4 million or 30.0%. In addition to the impact of the acquired deposits from Bank of Akron as well as PPP deposits, as discussed above, deposits across our regions and our Private Banking division increased approximately $269.9 million, or 11.6%, annualized growth rate.

•At September 30, 2020, the Corporation’s cash position totaled approximately $556 million, including additional excess liquidity of $509 million held at the Federal Reserve, reflecting, in management's view, a strong liquidity level. In addition to its cash position, the Corporation’s borrowing capacity with the FHLB at September 30, 2020 was approximately $488 million. As briefly discussed above, during the third quarter of 2020 the Corporation recorded a prepayment penalty of approximately $522 thousand related to its prepayment of $30.0 million in borrowings from the FHLB, which carried an interest rate of 1.97%.

•While book value per common share was $21.28 and $19.55 as of September 30, 2020 and 2019, respectively, tangible book value per common share was $18.58 as of September 30, 2020, reflecting an increase of 9.4% from a tangible book value per share of $16.98 as of September 30, 2019.

Customer Support Strategies and Loan Portfolio Profile

•The Corporation participated in the PPP for loans provided under the auspices of the Small Business Administration (“SBA”). Under this program, the Corporation lent money primarily to its existing loan and/or deposit customers, based on a predetermined SBA-developed formula, intended to incentivize small business owners to retain their employees. These loans carry a customer rate of 1.00% plus a processing fee that varies depending on the balance of the loan at origination. As of September 30, 2020, the Corporation had outstanding $231 million, or 2,044 PPP loan relationships, at a rate of 1.00% together with deferred PPP processing fees of approximately $8.5 million. For the three and nine months ended September 30, 2020, the Corporation recognized $683 thousand in deferred PPP processing fees.

•In addition to participating in the PPP, in the first nine months of 2020 the Corporation deferred loan payments for several of its commercial and consumer customers for a period up to six months, as determined by the financial needs of each customer. As of October 20, 2020, the deferred loan payment commitments remaining were $187.4 million, or 5.6% of total loans outstanding, consisting of 229 loans, or $165.6 million, for which principal and interest were deferred, and 64 loans, or $21.8 million, for which principal only was deferred. Loan payment deferrals by loan type were as follows:

◦Commercial and industrial loans – 92 loans, totaling $48.8 million;
◦Commercial real estate loans – 63 loans, totaling $123.9 million;
◦Residential mortgage loans – 127 loans, totaling $14.6 million; and
◦Consumer loans – 11 loans, totaling $82 thousand.

•The Corporation tracks lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As a result of the COVID-19 pandemic, the Corporation has determined the Hotels/Motels and Restaurants/Fast Foods industries represent a potentially higher level of credit risk, as many of these customers have incurred a significant negative impact to their businesses as a result of governmental stay-at-home orders as well as travel limitations. At September 30, 2020, the Corporation had loan concentrations for these industries as follows, excluding PPP-related loans:

◦Hotels/Motels – $203 million, or 6.5% of total loans outstanding, excluding PPP-related loans; and
◦Restaurants/Fast Foods – $29.7 million, or 1.0% of total loans outstanding, excluding PPP-related loans.

Performance Ratios

•While annualized return on average common equity was 8.81% for the three months ended September 30, 2020, annualized return on average tangible common equity was 10.88% for the same period. Excluding after-tax merger costs, prepayment penalties and branch closure costs, annualized adjusted return on average tangible common equity was 16.20% for the three months ended September 30, 2020, compared to 16.19% for the three months ended September 30, 2019.

•While annualized return on average common equity was 10.00% for the nine months ended September 30, 2020, annualized return on average tangible common equity was 11.70% for the same period. Excluding after-tax merger costs, prepayment penalties and branch closure costs, annualized adjusted return on average tangible common equity was 13.73% for the nine months ended September 30, 2020, compared to 16.45% for the nine months ended September 30, 2019.

•Efficiency ratio was 67.71% and 62.15% for the three and nine months ended September 30, 2020, respectively. Excluding after-tax merger costs, prepayment penalties and branch closure costs, the adjusted efficiency ratio was 56.54% and 57.66% for the three and nine months ended September 30, 2020, respectively, compared to 58.15% and 59.71% for the comparable periods in 2019. The improvement in efficiency ratio resulted from an overall lower level of business activity resulting from the pandemic coupled with the Corporation’s internal cost management initiatives focusing on travel restrictions, a hiring freeze, lower marketing expenditures and other expense management initiatives.

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $41.4 million for the three months ended September 30, 2020, an increase of $5.3 million, or 14.6%, from the three months ended September 30, 2019 due to the following:

◦Net interest income of $34.7 million, for the three months ended September 30, 2020, increased $4.8 million or 15.9% from the three months ended September 30, 2019, primarily as a result of an overall growth of $682.2 million, or 21.1%, in average earning assets, excluding PPP-related loans, net of deferred PPP processing fees and Paycheck Protection Program Lending Facility ("PPPLF") related assets (collectively the "PPP-related assets"); PPP-related processing fees totaling approximately $683.0 thousand; partially offset by a decrease of 22 basis points in net interest margin on a fully tax-equivalent basis, net of PPP-related assets and PPP-related processing fees.

◦Net interest margin on a fully tax-equivalent basis was 3.15% and 3.72% for the three months ended September 30, 2020 and 2019, respectively, including $522 million for the three months ended September 30, 2020 in average PPP-related assets. Excluding PPP-related assets and PPP-related processing fees, the net interest margin on a fully-tax equivalent basis was 3.50% for the three months ended September 30, 2020.

▪The yield on earning assets of 3.84% for the three months ended September 30, 2020 included $522 million in PPP-related assets. Excluding the PPP-related assets and PPP-related processing fees, the yield on earning assets was 4.29% for the three months ended September 30, 2020, a decrease of 68 basis points from 4.97% for the three months ended September 30, 2019, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 64 basis points from 1.47% for the three months ended September 30, 2019 to 0.83% for the three months ended September 30, 2020 primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total revenue (comprised of net interest income plus non-interest income) was $114.7 million for the nine months ended September 30, 2020, an increase of $9.0 million, or 8.5%, from the nine months ended September 30, 2019 due to the following:

◦Net interest income for the nine months ended September 30, 2020 increased 9.4% to $94.6 million from the nine months ended September 30, 2019, driven by an overall growth of $512 million, or 16.4%, in average earning assets, excluding PPP-related assets, coupled with PPP-related processing fees totaling approximately $683 thousand, partially offset by a reduction of 24 basis points in net interest margin on a fully tax-equivalent basis, excluding PPP-related assets.

◦Net interest margin on a fully tax-equivalent basis was 3.25% and 3.75% for the nine months ended September 30, 2020 and 2019, respectively, including $298 million for the nine months ended September 30, 2020 in average PPP-related assets. Excluding PPP-related assets, the net interest margin on a fully-tax equivalent basis was 3.50% for the nine months ended September 30, 2020.

▪The yield on earning assets of 4.13% for the nine months ended September 30, 2020 included $298 million in PPP-related assets. Excluding PPP-related assets and PPP-related processing fees, the yield on earning assets was 4.46% for the nine months ended September, 30, 2020, a decrease of 51 basis points from 4.97% for the nine months ended September 30, 2019, primarily as a result of the lower interest rate environment. The cost of interest-bearing liabilities decreased 40 basis points to 1.04% for the nine months ended September 30, 2020 from 1.44% for the nine months ended September 30, 2019 primarily as a result of the Corporation’s targeted deposit rate reductions.

•Total non-interest income was $6.8 million for the three months ended September 30, 2020, an increase of $502 thousand, or 8.0%, from the same period in 2019. The increase was primarily due to continued growth in Wealth and Asset Management fees and increased mortgage banking income, partially offset by a decrease in service charges on deposits and other fees resulting from lower business activity and CNB’s response to the pandemic.

•Total non-interest income was $20.1 million for the nine months ended September 30, 2020, an increase of $870 thousand, or 4.5%, from the same period in 2019.

◦Total non-interest income includes net realized and unrealized losses on trading securities, which combined totaled $2.1 million for the nine months ended September 30, 2020 compared to $1.8 million for the nine months ended September 30, 2019.

Non-Interest Expense

•For the three months ended September 30, 2020, total non-interest expense was $28.4 million. Excluding merger costs, prepayment penalties and branch closure costs, total non-interest expense was $23.7 million for the three months ended September 30, 2020, an increase of $2.3 million, or 10.5%, from the three months ended September 30, 2019, including approximately $621 thousand resulting from the acquisition of Bank of Akron.

•For the nine months ended September 30, 2020, total non-interest expense was $72.3 million. Excluding merger costs, prepayment penalties and branch closure costs, total non-interest expense was $67.1 million for the nine months ended September 30, 2020, an increase of $2.5 million, or 3.9%, from the nine months ended September 30, 2019.

Income Taxes

•Income tax expense of $2.0 million for the three months ended September 30, 2020 decreased $275 thousand, or 12.2%, from the three months ended September 30, 2019. Our effective tax rate was 20.3% for the three months ended September 30, 2020 compared to 17.9% for the three months ended September 30, 2019.

•Income tax expense of $5.5 million for the nine months ended September 30, 2020 decreased $793 thousand, or 12.7%, from the nine months ended September 30, 2019. Our effective tax rate was 18.0% for the nine months ended September 30, 2020 compared to 17.5% for the nine months ended September 30, 2019.

Asset Quality

•Total non-performing assets were $28.0 million, or 0.59%, of total assets as of September 30, 2020, which included $454 million in PPP-related assets. Excluding the PPP-related assets, the ratio of total non-performing assets to total assets was 0.65% as of September 30, 2020 compared to 0.62% as of December 31, 2019 and 0.48% as of September 30, 2019. The increase from December 31, 2019 and September 30, 2019, was primarily due to one commercial real estate loan relationship totaling approximately $9.7 million. During the three months ended March 31, 2020, this loan was downgraded to substandard and placed on non-accrual as a result of a covenant violation. Management performed an evaluation of the collateral supporting the loan and concluded no specific loan loss reserve was required at the time.

•The allowance for loan losses measured as a percentage of loans, net of unearned income, as of September 30, 2020 was 0.80%, including $223 million in PPP-related loans, net of deferred PPP processing fees. Excluding PPP-related loans, net of deferred PPP processing fees, the allowance for loan losses measured as a percentage of loans, net of unearned income, was 0.86% as of September 30, 2020 compared to 0.69% as of December 31, 2019 and 0.73% as of September 30, 2019. The increase in the allowance for loan losses from December 31, 2019 to September 30, 2020 resulted primarily from updates to the qualitative factors related to the economic environment and unemployment, in addition to a continuing update of the qualitative factor related specifically to the COVID-19 pandemic. As part of its ongoing evaluation of the allowance for loan losses, the Corporation evaluates, on at least a quarterly basis, all significant components of the allowance for loan losses, including historical loss factors, qualitative factors and other relevant factors to ensure it adequately represents management’s current estimation of probable incurred losses within the loan portfolio. Partially offsetting the increase in the allowance for loan losses, the second quarter of 2020 included a charge-off of approximately $2.6 million that had been specifically reserved during the first quarter of 2020, related to a secured commercial and industrial loan relationship with a borrower who is now deceased, as discussed in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

•Management recognizes the degree of uncertainty related to the pandemic and its potential impact on the economy and, as a result, the allowance for loan losses at September 30, 2020 also included a qualitative factor specifically related to the COVID-19 pandemic and the potential impact this pandemic may have on the national and local economies, as well as our loan portfolio overall. As of September 30, 2020, this qualitative factor totaled approximately $1.7 million, which was reflected in the Corporation’s provision expense for the nine months ended September 30, 2020 and the related allowance for loan losses during the same period. This factor related specifically to COVID-19 related deferred loans previously discussed. The Corporation will continue to evaluate this factor and update its analysis, as necessary, as developments related to the COVID-19 pandemic and its impact on the economy evolve.

•For the three months ended September 30, 2020, net loan charge-offs were $0.9 million, or 0.11%, of total average loans, compared to $3.3 million, or 0.50%, of total average loans during the comparable period in 2019. The third quarter of 2020 included a net charge-off totaling $522 thousand, related to the resolution of one commercial real estate loan which had been previously assigned a specific loan loss reserve.

•For the nine months ended September 30, 2020, net loan charge-offs were $4.7 million, or 0.20%, of total average loans, compared to $4.7 million, or 0.24%, of total average loans during the comparable period in 2019.

•As part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), enacted in March 2020, financial institutions were given the option to delay the adoption of ASU No. 2016-13, “Financial Instruments – Credit Losses,” until the earlier of December 31, 2020 or the termination of the national emergency related to COVID-19. Given the complexity of the processes necessary to evaluate, document and implement properly the current expected credit losses methodology, combined with the effects of the COVID-19 pandemic and related responsive measures on the Corporation’s employees, the Corporation opted to delay the adoption of ASU No. 2016-13.

Capital

•As of September 30, 2020, CNB’s total shareholders’ equity of $416 million increased $119 million, or 40.0%, from September 30, 2019 as a result of an increase in additional paid in capital related to the Bank of Akron acquisition combined with the issuance of preferred equity, an increase in accumulated other comprehensive income and growth in organic earnings, partially offset by the payment of common stock dividends to our shareholders during the nine months ended September 30, 2020.

•During the second quarter of 2020, the Corporation announced the termination of its “at-the-market” equity offering program (the “ATM Program”), pursuant to which the Corporation could offer and sell up to $40 million of common stock. The Corporation elected to terminate the ATM Program due to market conditions and to limit uncertainty and unfavorable dilution for its shareholders during this period of global economic volatility. Prior to termination, the Corporation had sold 168,358 shares of its common stock, raising approximately $5.1 million in gross proceeds.

•On July 17, 2020, the Corporation completed its acquisition of Bank of Akron, a state bank in Akron, NY. Under the terms of the merger agreement, Bank of Akron merged with and into CNB Bank, with CNB Bank as the surviving institution. Banking offices of Bank of Akron will operate under the trade name BankOnBuffalo, a division of CNB Bank. Based on the elections and proration procedures, the total consideration payable to Bank of Akron shareholders was approximately $40.8 million, comprised of approximately $16.1 million in cash and 1,501,402 shares of CNB common stock, valued at $24.7 million based on the July 17, 2020 closing price of $16.43 per share of CNB common stock.

•During the three months ended September 30, 2020, the Corporation raised $57.8 million, net of issuance costs, from the issuance of depositary shares, each representing a 1/40th ownership interest in a share of the Corporation's 7.125% Series A fixed-to-floating rate non-cumulative perpetual preferred stock, no par value, with a liquidation preference of $1,000 per share of preferred stock.

•As of September 30, 2020 all of the Corporation’s regulatory capital ratios reflected increases from December 31, 2019. The Corporation’s Tier 1 Leverage ratio of 8.39% at September 30, 2020, includes the impact of average PPP-related loans, net of deferred PPP processing fees, of $220 million. Excluding this impact, the estimated Leverage ratio for the three months ended September 30, 2020, is 8.82%, compared to 7.86% at December 31, 2019.

•As of September 30, 2020, the Corporation’s Tangible Common Equity/Tangible Assets ratio reflects the impact of the PPP of approximately $223 million in PPP-related loans, net of deferred PPP processing fees. Excluding PPP-related loans, net of deferred PPP processing fees, the Corporation’s Tangible Common Equity/Tangible Assets ratio of 7.00% decreased 14 bps from December 31, 2019, primarily as a result of the impact of the acquisition of Bank of Akron, partially offset by a net increase in earnings, net of dividends and increase in accumulated other comprehensive income.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $4.7 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one loan production office, one drive-up office and 44 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19, (ii) actions governments, businesses and individuals take in response to the pandemic, (iii) the pace of recovery when the COVID-19 pandemic subsides, (iv) changes in general business, industry or economic conditions or competition; (v) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vi) adverse changes or conditions in capital and financial markets; (vii) changes in interest rates; (viii) higher than expected costs or other difficulties related to integration of combined or merged businesses; (ix) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (x) changes in the quality or composition of our loan and investment portfolios; (xi) adequacy of loan loss reserves; (xii) increased competition; (xiii) loss of certain key officers; (xiv) deposit attrition; (xv) rapidly changing technology; (xvi) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xvii) changes in the cost of funds, demand for loan products or demand for financial services; and (xviii) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,

			%			%
	2020	2019	change	2020	2019	change
Income Statement
Interest income	$42,356	$40,085	5.7%	$120,519	$115,120	4.7%
Interest expense	7,692	10,184	(24.5)%	25,923	28,667	(9.6)%
Net interest income	34,664	29,901	15.9%	94,596	86,453	9.4%
Provision for loan losses	3,306	2,118	56.1%	12,065	5,212	131.5%
Net interest income after provision for loan losses	31,358	27,783	12.9%	82,531	81,241	1.6%

Non-interest income
Service charges on deposit accounts	1,201	1,676	(28.3)%	3,652	4,726	(22.7)%
Other service charges and fees	652	761	(14.3)%	1,848	2,155	(14.2)%
Wealth and asset management fees	1,414	1,238	14.2%	4,081	3,482	17.2%
Net realized gains on available-for-sale securities	0	0	NA	2,190	148	1,379.7%
Net realized and unrealized gains (losses) on trading securities	202	197	2.5%	(80)	1,651	(104.8)%
Mortgage banking	1,089	408	166.9%	2,090	1,017	105.5%
Bank owned life insurance	425	315	34.9%	1,290	1,002	28.7%
Card processing and interchange income	1,606	1,195	34.4%	4,059	3,445	17.8%
Other	189	486	(61.1)%	961	1,595	(39.7)%
Total non-interest income	6,778	6,276	8.0%	20,091	19,221	4.5%
Non-interest expenses
Salaries and benefits	12,508	11,633	7.5%	34,578	34,040	1.6%
Net occupancy expense of premises	2,870	2,683	7.0%	8,942	8,244	8.5%
FDIC insurance premiums	726	107	578.5%	1,966	902	118.0%
Core Deposit Intangible amortization	26	139	(81.3)%	178	470	(62.1)%
Card processing and interchange expenses	804	749	7.3%	2,192	2,180	0.6%
Merger costs, prepayment penalties and branch closure costs	4,673	0	N/A	5,207	0	N/A
Other	6,761	6,133	10.2%	19,246	18,767	2.6%
Total non-interest expenses	28,368	21,444	32.3%	72,309	64,603	11.9%

Income before income taxes	9,768	12,615	(22.6)%	30,313	35,859	(15.5)%
Income tax expense	1,983	2,258	(12.2)%	5,469	6,262	(12.7)%
Net income	$7,785	$10,357	(24.8)%	$24,844	$29,597	(16.1)%

Average diluted shares outstanding	16,569,440	15,145,469		15,734,847	15,159,613

Diluted earnings per share	$0.47	$0.68	(30.9)%	$1.57	$1.94	(19.1)%
Cash dividends per share	$0.17	$0.17	0.0%	$0.51	$0.51	0.0%

Payout ratio	36%	25%		32%	26%

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2020	2019	2020	2019
Average Balances
Loans, net of unearned income	$3,283,850	$2,683,690	$3,034,990	$2,584,934
Loans, net of unearned income and PPP (1)	3,063,362	2,683,690	2,902,605	2,584,934
Investment securities	576,257	549,529	569,783	537,669
Total earning assets	4,441,326	3,238,216	3,951,669	3,129,021
Total earning assets, net of PPP and PPPLF (1)	3,920,422	3,238,216	3,641,127	3,129,021
Total assets	4,715,159	3,455,422	4,205,339	3,345,452
Total assets, net of PPP and PPPLF (1)	4,194,255	3,455,422	3,894,797	3,345,452
Non interest-bearing deposits	587,405	366,424	479,414	355,799
Interest-bearing deposits	3,378,547	2,424,190	3,007,889	2,339,733
Common shareholders' equity	351,489	292,910	331,971	279,832
Tangible common shareholders' equity (1)	284,655	253,836	283,744	240,597

Average Yields
Loans, net of unearned income	4.76%	5.38%	4.83%	5.38%
Investment securities	2.32%	2.97%	2.67%	3.03%
Total earning assets	3.84%	4.97%	4.13%	4.97%
Total earning assets, net of PPP-related assets (1)	4.29%	4.97%	4.46%	4.97%
Interest-bearing deposits	0.66%	1.28%	0.86%	1.23%
Interest-bearing liabilities	0.83%	1.47%	1.04%	1.44%

Performance Ratios (annualized)
Return on average assets	0.66%	1.19%	0.79%	1.18%
Return on average assets, net of merger costs, prepayment penalties and branch closure costs (1)	1.10%	1.19%	1.00%	1.18%
Return on average common equity	8.81%	14.03%	10.00%	14.14%
Return on average common equity, net of merger costs, prepayment penalties and branch closure costs (1)	13.12%	14.03%	11.74%	14.14%
Return on average tangible common equity (1)	10.88%	16.19%	11.70%	16.45%
Return on average tangible common equity, net of merger costs, prepayment penalties and branch closure costs (1)	16.20%	16.19%	13.73%	16.45%
Net interest margin, fully tax equivalent basis (1)	3.15%	3.72%	3.25%	3.75%
Net interest margin, fully tax equivalent basis and net of PPP-related assets and PPP estimated deposits (1)	3.50%	3.72%	3.50%	3.75%
Efficiency Ratio	67.71%	58.15%	62.15%	59.71%
Efficiency Ratio, net of merger costs, prepayment penalties and branch closure costs (1)	56.54%	58.15%	57.66%	59.71%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$719	$2,866	$3,560	$3,341
Holiday Financial net loan charge-offs	229	483	1,091	1,369
Total net loan charge-offs	$948	$3,349	$4,651	$4,710

Net loan charge-offs / average loans	0.11%	0.50%	0.20%	0.24%

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,	% change versus
	2020	2019	2019	12/31/19	09/30/19

Ending Balance Sheet
Loans, net of unearned income	$3,345,810	$2,804,035	$2,749,502	19.3%	21.7%
Loans held for sale	3,668	930	1,279	294.4%	186.8%
Investment securities	591,021	552,122	538,955	7.0%	9.7%
FHLB and other equity interests	9,369	11,354	12,383	(17.5)%	(24.3)%
Other earning assets	513,851	150,601	5,072	241.2%	10,031.1%
Total earning assets	4,463,719	3,519,042	3,307,191	26.8%	35.0%

Allowance for loan losses	(26,887)	(19,473)	(20,207)	38.1%	33.1%
Goodwill	44,775	38,730	38,730	15.6%	15.6%
Core deposit intangible	595	160	257	271.9%	131.5%
Other assets	252,273	225,200	215,199	12.0%	17.2%
Total assets	$4,734,475	$3,763,659	$3,541,170	25.8%	33.7%

Non interest-bearing deposits	$602,902	$382,259	$370,761	57.7%	62.6%
Interest-bearing deposits	3,419,803	2,720,068	2,504,834	25.7%	36.5%
Total deposits	4,022,705	3,102,327	2,875,595	29.7%	39.9%

Borrowings	169,327	227,907	248,101	(25.7)%	(31.8)%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	55,920	57,839	49,821	(3.3)%	12.2%

Common stock	0	0	0	NA	NA
Additional paid in capital	184,991	99,335	97,690	86.2%	89.4%
Retained earnings	218,239	201,503	193,612	8.3%	12.7%
Treasury stock	(2,966)	(2,811)	(2,799)	5.5%	6.0%
Accumulated other comprehensive income (loss)	15,639	6,939	8,530	125.4%	NA
Total shareholders' equity	415,903	304,966	297,033	36.4%	40.0%

Total liabilities and shareholders' equity	$4,734,475	$3,763,659	$3,541,170	25.8%	33.7%

Ending shares outstanding	16,833,090	15,247,985	15,195,571

Book value per common share	$21.28	$20.00	$19.55	6.4%	8.8%
Tangible book value per common share (1)	$18.58	$17.45	$16.98	6.5%	9.4%

Capital Ratios
Tangible common equity / tangible assets (1)	6.67%	7.14%	7.37%
Tier 1 leverage ratio	8.39%	7.86%	7.95%
Common equity tier 1 ratio	11.41%	9.32%	9.28%
Tier 1 risk based ratio	12.05%	10.03%	10.02%
Total risk based ratio	14.51%	12.51%	12.61%

Asset Quality
Non-accrual loans	$26,844	$21,736	$14,809
Loans 90+ days past due and accruing	265	61	550
Total non-performing loans	27,109	21,797	15,359
Other real estate owned	877	1,633	1473
Total non-performing assets	$27,986	$23,430	$16,832

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,329	$7,359	$7,746
Non-performing TDR loans (2)	3,641	2,443	2,453
Total TDR loans	$10,970	$9,802	$10,199

Non-performing assets / Loans + OREO	0.84%	0.84%	0.61%
Non-performing assets / Total assets	0.59%	0.62%	0.48%
Non-performing assets / Total assets, net of PPP-related assets (1)	0.65%	0.62%	0.48%
Allowance for loan losses / Loans	0.80%	0.69%	0.73%
Allowance for loan losses / Loans, net of PPP-related loans and deferred PPP processing fees (1)	0.86%	0.69%	0.73%

(1) - The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
(2) - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2020	2019	2019
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$415,903	$304,966	$297,033
Less: preferred equity	57,760	0	0
Less goodwill	44,775	38,730	38,730
Less core deposit intangible	595	160	257
Tangible common equity	$312,773	$266,076	$258,046

Total assets	$4,734,475	$3,763,659	$3,541,170
Less goodwill	44,775	38,730	38,730
Less core deposit intangible	595	160	257
Tangible assets	$4,689,105	$3,724,769	$3,502,183

Ending shares outstanding	16,833,090	15,247,985	15,195,571

Tangible book value per common share	$18.58	$17.45	$16.98
Tangible common equity/Tangible assets	6.67%	7.14%	7.37%

Calculation of tangible common equity/tangible assets, net of PPP-related loans and net of deferred PPP processing fees:
Tangible common equity	$312,773	$266,076	$258,046

Tangible assets	$4,689,105	$3,724,769	$3,502,183
Less: PPP-related loans, net of deferred PPP processing fees	222,972	0	0
Adjusted tangible assets	$4,466,133	$3,724,769	$3,502,183

Adjusted tangible common equity/tangible assets	7.00%	7.14%	7.37%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Calculation of average loans, net of unearned income and PPP-related loans, net of PPP deferred processing fees:
Average loans, net of unearned	$3,283,850	$2,683,690	$3,034,990	$2,584,934
Less: average PPP loans, net of deferred PPP processing fees	220,488	0	132,385	0
Adjusted average loans, net of unearned income and PPP (non-GAAP)	$3,063,362	$2,683,690	$2,902,605	$2,584,934

Calculation of average total earning assets, net of PPP-related assets:
Average total earning assets	$4,441,326	$3,238,216	$3,951,669	$3,129,021
Less: average PPP loans, net of deferred PPP processing fees	220,488	0	132,385	0
Less: estimated average PPP deposits held at the Federal Reserve	228,938	0	135,254	0
Less: average PPPLF deposits held at the Federal Reserve	71,478	0	42,903	0
Adjusted average total earning assets, net of PPP-related assets (non-GAAP)	$3,920,422	$3,238,216	$3,641,127	$3,129,021

Calculation of average total assets, net of PPP-related assets:
Average total assets	$4,715,159	$3,455,422	$4,205,339	$3,345,452
Less: average PPP loans, net of deferred PPP processing fees	220,488	0	132,385	0
Less: estimated average PPP deposits held at the Federal Reserve	228,938	0	135,254	0
Less: average PPPLF deposits held at the Federal Reserve	71,478	0	42,903	0
Adjusted average total assets, net of PPP-related assets (non-GAAP)	$4,194,255	$3,455,422	$3,894,797	$3,345,452

Calculation of average yield on earning assets, net of unearned income, PPP-related assets and PPP-related processing fees:
Investment income (tax equivalent)	$3,233	$4,029	$11,037	$12,088
Add: loan income (tax equivalent)	39,279	36,382	109,817	103,937
Add: other earning asset income (tax equivalent)	180	37	697	211
Less: PPP- related processing fees	678	0	683	0
Total income related to earning assets (tax equivalent) (non-GAAP)	$42,014	40,448	$120,868	$116,236

Adjusted average total earning assets, net of PPP-related assets (non-GAAP)	$3,920,422	$3,238,216	$3,641,127	$3,129,021
Less: average mark to market adjustment on investments (non-GAAP)	21,859	10,770	18,589	3,446
Adjusted average total earning assets, net of market to market, PPP-related assets (non-GAAP)	$3,898,563	$3,227,446	$3,622,538	3,125,575
Adjusted average yield on earning assets, net of unearned income, PPP-related assets and PPP-related processing fees (non-GAAP) (annualized)	4.29%	4.97%	4.46%	4.97%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2020	2019	2019

Calculation of non-performing assets / Total assets, net of PPP-related assets:
Non-performing assets	$27,986	$23,430	$16,832

Total assets	$4,734,475	$3,763,659	$3,541,170
Less: PPP-related loans, net of deferred PPP processing fees	222,972	0	0
Less: estimated PPP deposits held at the Federal Reserve	231,484	0	0
Adjusted total assets, net of PPP and PPPLF (non-GAAP)	$4,280,019	$3,763,659	$3,541,170

Adjusted non-performing assets / total assets, net of PPP-related assets (non-GAAP)	0.65%	0.62%	0.48%

Calculation of allowance / loans, net of PPP-related loans and deferred PPP processing fees:
Total allowance for loan losses	$26,887	$19,473	$20,207

Total loans net of unearned income	$3,345,810	$2,804,035	$2,749,502
Less: PPP-related loans, net of deferred PPP processing fees	222,972	0	0
Adjusted total loans, net of unearned income, PPP-related loans and deferred PPP processing fees (non-GAAP)	$3,122,838	$2,804,035	$2,749,502

Adjusted allowance / loans, net of PPP-related loans deferred PPP processing fees (non-GAAP)	0.86%	0.69%	0.73%

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$42,692	$40,448	$121,551	$116,236
Interest expense (fully tax equivalent basis) (non-GAAP)	7,692	10,184	25,923	28,667
Net interest income (fully tax equivalent basis (non-GAAP)	$35,000	$30,264	$95,628	$87,569

Average total earning assets	$4,441,326	$3,238,216	$3,951,669	$3,129,021
Less: average mark to market adjustment on investments	21,859	10,770	18,589	3,446
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,419,467	$3,227,446	$3,933,080	$3,125,575

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.15%	3.72%	3.25%	3.75%

Calculation of net interest margin (fully tax equivalent basis), net of PPP-related assets and PPP processing fees:
Net interest income (fully tax equivalent basis (non-GAAP)	$35,000	$30,264	$95,628	$87,569
Less: Recognized PPP processing fees	678	0	683	0
Adjusted interest income (fully tax equivalent basis), net of PPP processing fees (non-GAAP)	$34,322	$30,264	$94,945	$87,569
Adjusted average total earning assets, net of market to market, PPP-related assets (non-GAAP)	$3,898,563	$3,227,446	$3,622,538	$3,125,575

Net interest margin, fully tax equivalent basis, net of PPP-related assets and PPP processing fees (non-GAAP) (annualized)	3.50%	3.72%	3.50%	3.75%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Calculation of adjusted efficiency ratio, net of merger costs, prepayment penalties and branch closure costs:
	2020	2019	2020	2019
Non-interest expense	$28,368	$21,444	$72,309	$64,603
Less: core deposit intangible amortization	26	139	178	470
Less: merger costs, prepayment penalties and branch closure costs	4,673	0	5,207	0
Adjusted non-interest expense (non-GAAP)	$23,669	$21,305	$66,924	$64,133

Non-interest income	$6,778	$6,276	$20,091	$19,221

Net interest income	$34,664	$29,901	$94,596	$86,453
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,375	1,733	4,351	5,058
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,792	2,194	5,730	6,797
Adjusted net interest income (non-GAAP)	35,081	30,362	95,975	88,192
Adjusted net revenue (non-GAAP) (tax-equivalent)	$41,859	$36,638	$116,066	$107,413
Adjusted efficiency ratio, net of merger costs, prepayment penalties and branch closure costs	56.54%	58.15%	57.66%	59.71%

Calculation of adjusted return on average total assets, net of merger costs, prepayment penalties, branch closure costs and PPP-related assets:
Net Income	$7,785	$10,357	$24,844	$29,597
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	3,803	0	4,322	0
Adjusted net income (non-GAAP)(net of tax)	$11,588	$10,357	$29,166	$29,597
Average total assets	$4,715,159	$3,455,422	$4,205,339	$3,345,452
Less: average PPP loans, net of deferred PPP processing fees	220,488	0	132,385	0
Less: average estimated PPP related deposits	228,938	0	135,254	0
Less: average PPPLF excess funds held at the Federal Reserve	71,478	0	42,903	0
Adjusted average total assets (non-GAAP)	$4,194,255	$3,455,422	$3,894,797	$3,345,452
Adjusted return on average total assets, net of merger costs, prepayment penalties, branch closure costs and PPP-related assets (non-GAAP)(annualized)	1.10%	1.19%	1.00%	1.18%

Calculation of adjusted return on average equity, net of merger costs, prepayment penalties and branch closure costs:
Net Income	$7,785	$10,357	$24,844	$29,597
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	3,803	0	4,322	0
Adjusted net income (non-GAAP)(net of tax)	$11,588	$10,357	$29,166	$29,597
Average shareholders' equity	$351,489	$292,910	$331,971	$279,832
Adjusted return on average equity, net of merger costs, prepayment penalties and branch closure costs (non-GAAP)(annualized)	13.12%	14.03%	11.74%	14.14%

Calculation of adjusted return on average tangible equity, net of merger costs, prepayment penalties and branch closure costs:
Net Income	$7,785	$10,357	$24,844	$29,597
Add: merger costs, prepayment penalties and branch closure costs (net of tax)	3,803	0	4,322	0
Adjusted net income (non-GAAP)(net of tax)	$11,588	$10,357	$29,166	$29,597
Average tangible shareholders' equity	$284,655	$253,836	$283,744	$240,597
Adjusted return on average tangible equity, net of merger costs, prepayment penalties and branch closure costs (non-GAAP)(annualized)	16.20%	16.19%	13.73%	16.45%

Non-GAAP Reconciliations (1):

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Calculation of adjusted earnings per common share, net of merger costs, prepayment penalties and branch closure costs:
	2020	2019	2020	2019
Net earnings allocated to common stock	$7,761	$10,320	$24,762	$29,483
Add: Merger costs, prepayment penalties and branch closure costs, after-tax allocated to common stock	3,793	0	4,308	0
Adjusted net earnings allocated to common stock (non-GAAP)	$11,554	$10,320	$29,070	$29,483

Weighted average common shares outstanding	16,613	15,197	15,785	15,218
Less: Average participating shares	47	51	50	58
Add: Dilutive shares	0	0	0	0
Weighted average shares and dilutive potential common shares	16,566	15,146	15,735	15,160

Adjusted diluted earnings per common share, net of merger costs, prepayment penalties and branch closure costs	$0.70	$0.68	$1.85	$1.94

Calculation of income before provision and income tax expense:
Net income	$7,785	$10,357	$24,844	$29,597
Add: Provision expense	3,306	2,118	12,065	5,212
Add: Income tax expense	1,983	2,258	5,469	6,262
Net income before provision and income tax expense (non-GAAP)	$13,074	$14,733	$42,378	$41,071

Calculation of income before provision, income tax, merger costs, prepayment penalties and branch closure costs:
Net income before provision and income tax expense (non-GAAP)	$13,074	$14,733	$42,378	$41,071
Add: Merger costs, prepayment penalties and branch closure costs	4,673	0	5,207	0
Net income before provision, income tax, merger costs, prepayment penalties and branch closure costs (non-GAAP)	$17,747	$14,733	$47,585	$41,071

Calculation of non-interest expenses excluding merger costs, prepayment penalties and branch closure costs:
Non-interest expense	$28,368	$21,444	$72,309	$64,603
Less: Merger costs, prepayment penalties and branch closure costs	4,673	0	5,207	0
Non-interest expense excluding merger costs, prepayment penalties and branch closure costs (non-GAAP)	$23,695	$21,444	$67,102	$64,603